Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

Ebix, Inc.

Schaumburg, IL

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Amendment No. 2 to the Form S-3 of Ebix, Inc. of our report dated 13 September 2004, relating to the financial statements as of 30 June 2004 and 2003 of Heart Consulting Services Unit Trust, which appears in the Form 8- K/A filed on 13 September 2004.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO

Chartered Accountants

Melbourne

10 November 2005

/s/ R D D Collie

Partner

BDO is a national association of separate partnerships and entities